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Exhibit 4-VVV

LOAN AGREEMENT

between

OHIO AIR QUALITY DEVELOPMENT AUTHORITY

and

THE CINCINNATI GAS & ELECTRIC COMPANY

$84,000,000
State of Ohio
Air Quality Development Revenue Refunding Bonds
2002 Series A
(The Cincinnati Gas & Electric Company Project)

Dated

as of

September 1, 2002

INDEX

(This Index is not a part of the Agreement
but rather is for convenience of reference only.)

-i-

-ii-

LOAN AGREEMENT

        THIS LOAN AGREEMENT is made and entered into as of September 1, 2002 between the OHIO AIR QUALITY DEVELOPMENT AUTHORITY (the "Authority"), a body politic and corporate organized and existing under the laws of the State of Ohio, and THE CINCINNATI GAS & ELECTRIC COMPANY (the "Company"), a public utility and corporation duly organized and validly existing under the laws of the State of Ohio. Capitalized terms used in the following recitals are used as defined in Article I of this Agreement.

        Pursuant to Section 13 of Article VIII of the Ohio Constitution and the Act, the Authority has determined to issue, sell and deliver the Bonds and to lend the proceeds derived from the sale thereof to the Company to assist in the refunding of the Refunded Bonds as defined below. The Refunded Bonds were originally issued to assist the Company in the financing of its portion of the costs of the Project as defined below.

        The Company and the Authority each have full right and lawful authority to enter into this Agreement and to perform and observe the provisions hereof on their respective parts to be performed and observed.

        NOW THEREFORE, in consideration of the premises and the mutual representations and agreements hereinafter contained, the Authority and the Company agree as follows (provided that any obligation of the Authority or the State created by or arising out of this Agreement shall never constitute a general debt of the Authority or the State or give rise to any pecuniary liability of the Authority or the State but shall be payable solely out of Revenues, including the Loan Payments made pursuant hereto):

ARTICLE I
DEFINITIONS

        Section 1.1.    Use of Defined Terms.    In addition to the words and terms defined elsewhere in this Agreement or by reference to another document, the words and terms set forth in Section 1.2 hereof shall have the meanings set forth therein unless the context or use clearly indicates another meaning or intent. Such definitions shall be equally applicable to both the singular and plural forms of any of the words and terms defined therein.

        Section 1.2.    Definitions.    As used herein:

        "Act" means Chapter 3706, Ohio Revised Code, as enacted and amended from time to time pursuant to Section 13 of Article VIII of the Ohio Constitution.

        "Additional Payments" means the amounts required to be paid by the Company pursuant to the provisions of Section 4.2 hereof.

        "Administration Expenses" means the compensation (which compensation shall not be greater than that typically charged in similar circumstances) and reimbursement of reasonable expenses and advances payable to the Trustee, the Registrar, the Remarketing Agent, the Broker-Dealer, the Auction Agent, any Paying Agent and any Authenticating Agent.

        "Agreement" means this Loan Agreement, as amended or supplemented from time to time.

        "Air Quality Facility" or "Air Quality Facilities" means those facilities which are air quality facilities as defined in Section 3706.01, Ohio Revised Code.

        "Auction Agent" means an Auction Agent as defined in the Indenture.

        "Authenticating Agent" means the Authenticating Agent as defined in the Indenture.

        "Authority Fee" means the aggregate fee of $262,500 due to the Authority from the Company in connection with the issuance of the Bonds hereunder.

        "Authorized Company Representative" means the Authorized Company Representative as defined in the Indenture.

        "Authorized Denominations" means Authorized Denominations as defined in the Indenture.

        "Bond Fund" means the Bond Fund created in the Indenture.

        "Bond Insurance Policy" means the Bond Insurance Policy as defined in the Indenture.

        "Bond Insurer" means the Bond Insurer as defined in the Indenture.

        "Bond Purchase Fund" means the Bond Purchase Fund as defined in the Indenture.

        "Bond Resolution" means the resolution of the Authority providing for the issuance of the Bonds and approving this Agreement, the Indenture and related matters, as amended or supplemented from time to time.

        "Bond Service Charges" means, for any period or time, the principal of, premium, if any, and interest due on the Bonds for that period or payable at that time whether due at maturity or upon acceleration or redemption or otherwise.

        "Bonds" means the $84,000,000 Air Quality Development Revenue Refunding Bonds, 2002 Series A (The Cincinnati Gas & Electric Company Project), issued by the Authority pursuant to the Bond Resolution and the Indenture.

        "Bonds Outstanding" or "Outstanding Bonds" means Outstanding Bonds as defined in the Indenture.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time. References to the Code and Sections of the Code include relevant applicable regulations and proposed regulations thereunder and under the Internal Revenue Code of 1954, as amended, and any successor provisions to those Sections, regulations or proposed regulations and, in addition, all applicable official rulings and judicial determinations under the foregoing applicable to the Bonds.

        "Continuing Disclosure Agreement" means the Continuing Disclosure Agreement as defined in the Indenture.

        "Conversion Date" means the Conversion Date as defined in the Indenture.

        "Eligible Investments" means Eligible Investments as defined in the Indenture.

        "Engineer" means an engineer (who may be an employee of the Company) or engineering firm qualified to practice the profession of engineering under the laws of the State and who or which is acceptable to the Trustee.

        "EPA" means the Environmental Protection Agency of the State and any successor body, agency, commission or department.

        "Event of Default" means any of the events described as an Event of Default in Section 7.1 hereof.

        "Force Majeure" means any of the causes, circumstances or events described as constituting Force Majeure in Section 7.1 hereof.

        "Government Obligations" means Government Obligations as defined in the Indenture.

        "Holder" or "Holder of a Bond" means the Person in whose name a Bond is registered on the Register.

        "Indenture" means the Trust Indenture, dated as of the same date as this Agreement, between the Authority and the Trustee, as amended or supplemented from time to time.

        "Insurance Agreement" means the Insurance Agreement between the Company and the Bond Insurer, as amended or supplemented from time to time.

        "Interest Rate for Advances" means the interest rate per year payable on the Bonds.

        "Investment Grade Rating" means a long-term debt rating by a Rating Agency that is included in one of the four highest debt rating categories of the Rating Agency, provided that such rating categories shall mean generic categories and without regard to or other qualifications of ratings within each such generic rating category such as "+", "—", "1", "2" or "3".

        "Issuance Costs" means those costs relating to the issuance of the Bonds as that term is used in Section 147(g) of the Code, including financial, legal, accounting and printing fees, charges and expenses, underwriting fees, the Authority Fee, initial acceptance fees of the Trustee, any Authenticating Agent, the Registrar and any Paying Agent, and all other such fees, charges and expenses incurred in connection with the authorization, sale, issuance and delivery of the Bonds.

        "Liquidity Facility" means a Liquidity Facility as defined in the Indenture.

        "Liquidity Facility Issuer" means a Liquidity Facility Issuer as defined in the Indenture.

        "Loan" means the loan by the Authority to the Company of the proceeds received from the sale of the Bonds.

        "Loan Payment Date" means any date on which any Bond Service Charges are due and payable.

        "Loan Payments" means the amounts required to be paid by the Company in repayment of the Loan pursuant to Section 4.1 hereof.

        "1954 Code" means the Internal Revenue Code of 1954 as amended from time to time through the date of enactment of the Code. References to the 1954 Code and Sections of the 1954 Code include relevant applicable regulations (including temporary regulations) and proposed regulations thereunder and any successor provisions to those Sections, regulations or proposed regulations.

        "Notice Address" means:

(a) As to the Authority:	Ohio Air Quality Development Authority 1901 LeVeque Tower 50 West Broad Street Columbus, Ohio 43215 Attention: Executive Director
(b) As to the Company:	The Cincinnati Gas & Electric Company 24th Floor Atrium II 139 East Fourth Street Cincinnati, Ohio 45202 Attention: Treasurer
(c) As to the Trustee:	Fifth Third Bank 38 Fountain Square Plaza Mail Drop 10AT60 Cincinnati, Ohio 45263 Attention: Corporate Trust Administration

or such additional or different address, notice of which is given under Section 8.3 hereof.

        "Opinion of Bond Counsel" means a written opinion of nationally recognized bond counsel selected by the Company and acceptable to the Trustee who is experienced in matters relating to the exclusion from gross income for federal income tax purposes of interest on obligations issued by states and their political subdivisions. Bond Counsel may be counsel to the Trustee or the Company.

        "Original Purchaser" means the Original Purchaser as defined in the Indenture.

        "Paying Agent" means the Paying Agent as defined in the Indenture.

        "Person" or words importing persons mean firms, associations, partnerships (including without limitation, general and limited partnerships), limited liability entities, joint ventures, societies, estates, trusts, corporations, public or governmental bodies, other legal entities and natural persons.

        "Plant" means the William H. Zimmer Electric Generating Station.

        "Prior Bonds" means, collectively, the Refunded Bonds and the $84,000,000 State of Ohio Pollution Control Revenue Bonds, 1985 Series (The Cincinnati Gas & Electric Company Project).

        "Project" or "Project Facilities" means the real, personal or real and personal property, including undivided or other interests therein, identified in the Project Description.

        "Project Description" means the description of the Project Facilities attached hereto as Exhibit A, as the same may be amended in accordance with this Agreement.

        "Project Purposes" means the purposes of Air Quality Facilities as described in the Act and as particularly described in Exhibit A hereto.

        "Project Site" means the William H. Zimmer Electric Generating Station in Clermont County, Ohio.

        "Rate Period" means a Rate Period as defined in the Indenture.

        "Rating Agency" means Moody's and S&P, as each of these terms are defined in the Indenture.

        "Rebate Fund" means the Rebate Fund created in the Indenture.

        "Refunded Bonds" means, collectively, the $42,000,000 State of Ohio Customized Purchase Revenue Bonds, 1985 Series A (The Cincinnati Gas & Electric Company Project) dated December 12, 1985 and the $42,000,000 State of Ohio Customized Purchase Revenue Bonds, 1985 Series B (The Cincinnati Gas & Electric Company Project) dated December 12, 1985.

        "Refunded Bonds Indenture" means, collectively, the respective Amended and Restated Trust Indentures for the Refunded Bonds between the Authority and the Refunded Bonds Trustee, each dated as of December 1, 1985.

        "Refunded Bonds Loan Agreement" mean, collectively, the respective Loan Agreements between the Authority and the Company, each dated as of December 1, 1985 and entered into in connection with the Refunded Bonds.

        "Refunded Bonds Trustee" means Fifth Third Bank, as trustee under the Refunded Bonds Indenture.

        "Refunding Fund" means the Refunding Fund created in the Indenture.

        "Register" means the books kept and maintained for the registration and transfer of Bonds pursuant to Section 3.05 of the Indenture.

        "Registrar" means the Registrar as defined in the Indenture.

        "Remarketing Agent" means the Remarketing Agent as defined in the Indenture.

        "Restructuring Transaction" means the sale or transfer by the Company of some or all of its electric generating facilities and associated assets and liabilities, which sale or transfer includes the

Plant, to an entity or entities organized and existing under the laws of one of the states of the United States of America, the District of Columbia or under the laws of the United States of America and qualified to do business in the State (the "GenCo") if such transfer or sale is, in the sole discretion of the Company, necessary or desirable in order to permit the Company or an affiliate of the Company to provide retail electric service in the State or to comply with any law of the State relating to electric utility restructuring.

        "Revenues" means (a) the Loan Payments, (b) all other moneys received or to be received by the Authority (excluding the Authority Fee) or the Trustee in respect of repayment of the Loan, including without limitation, all moneys and investments in the Bond Fund, (c) any moneys and investments in the Refunding Fund, and (d) all income and profit from the investment of the foregoing moneys. The term "Revenues" does not include any moneys or investments in the Rebate Fund or the Bond Purchase Fund.

        "State" means the State of Ohio.

        "Term Rate Period" means a Term Rate Period as defined in the Indenture.

        "Trustee" means Fifth Third Bank, Cincinnati, Ohio, a bank duly organized and validly existing under the laws of the State and duly authorized to exercise corporate trust powers in the State, until a successor Trustee shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Trustee" shall mean the successor Trustee. "Principal Office" of the Trustee shall mean a corporate trust office of the Trustee, which office at the date of issuance of the Bonds is located at its Notice Address.

        "Unassigned Authority Rights" means all of the rights of the Authority to receive Additional Payments under Section 4.2 hereof, to inspection pursuant to Section 5.1 hereof, to be held harmless and indemnified under Section 5.9 hereof, to be reimbursed for attorney's fees and expenses under Section 7.4 hereof and to give or withhold consent to amendments, changes, modifications, alterations and termination of this Agreement under Section 8.6 hereof and its right to enforce such rights.

        "Variable Rate" means a Variable Rate as defined in the Indenture.

        Section 1.3.    Interpretation.    Any reference herein to the State, to the Authority or to any member or officer of either includes entities or officials succeeding to their respective functions, duties or responsibilities pursuant to or by operation of law or lawfully performing their functions.

        Any reference to a section or provision of the Constitution of the State or the Act, or to a section, provision or chapter of the Ohio Revised Code, or to any statute of the United States of America, includes that section, provision or chapter as amended, modified, revised, supplemented or superseded from time to time; provided, that no amendment, modification, revision, supplement or superseding section, provision or chapter shall be applicable solely by reason of this provision, if it constitutes in any way an impairment of the rights or obligations of the Authority, the State, the Holders, the Trustee, the Registrar, an Auction Agent, an Authenticating Agent, a Paying Agent, the Bond Insurer, the Remarketing Agent, or the Company under this Agreement, the Indenture or the Bonds.

        Unless the context indicates otherwise, words importing the singular number include the plural number, and vice versa; the terms "hereof", "hereby", "herein", "hereto", "hereunder" and similar terms refer to this Agreement; and the term "hereafter" means after, and the term "heretofore" means before, the date of delivery of the Bonds. Words of any gender include the correlative words of the other genders, unless the sense indicates otherwise.

        Section 1.4.    Captions and Headings.    The captions and headings in this Agreement are used solely for convenience of reference and in no way define, limit or describe the scope or intent of any Articles, Sections, subsections, paragraphs or subparagraphs or clauses hereof.

(End of Article I)

ARTICLE II
REPRESENTATIONS

        Section 2.1.    Representations of the Authority.    The Authority represents that: (a) it is a body politic and corporate duly organized and validly existing under the laws of the State; (b) it has duly accomplished all conditions necessary to be accomplished by it prior to the issuance and delivery of the Bonds and the execution and delivery of this Agreement and the Indenture; (c) it is not in violation of or in conflict with any provisions of the laws of the State which would impair its ability to carry out its obligations contained in this Agreement or the Indenture; (d) it is empowered to enter into the transactions contemplated by this Agreement and the Indenture; (e) it has duly authorized the execution, delivery and performance of this Agreement and the Indenture; (f) it will do all things in its power in order to maintain its existence or assure the assumption of its obligations under this Agreement and the Indenture by any successor public body; and (g) following reasonable notice, a public hearing was held on August 6, 2002 with respect to the issuance of the Bonds as required by Section 147(f) of the Code.

        Section 2.2.    No Warranty by Authority of Condition or Suitability of the Project.    The Authority makes no warranty, either express or implied, as to the suitability or utilization of the Project for the Project Purposes, or as to the condition of the Project or that the Project is or will be suitable for the Company's purposes or needs.

        Section 2.3.    Representations and Covenants of the Company.    The Company represents that:

          (a)  The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State, with power and authority (corporate and other) to own its properties and conduct its business, to execute and deliver this Agreement and to perform its obligations under this Agreement;

          (b)  This Agreement and the Continuing Disclosure Agreement have each been duly authorized, executed and delivered by the Company and this Agreement and the Continuing Disclosure Agreement each constitute a valid and legally binding obligation of the Company, enforceable in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles;

          (c)  The execution, delivery and performance by the Company of this Agreement and the Continuing Disclosure Agreement and the consummation of the transactions contemplated hereby and thereby will not violate any provision of law or regulation applicable to the Company, or of any writ or decree of any court or governmental instrumentality, or of the Articles of Incorporation, as amended, or the Regulations of the Company, or of any mortgage, indenture, contract, agreement or other undertaking to which the Company is a party or which purports to be binding upon the Company or upon any of its assets;

          (d)  Substantially all (at least 90%) of the proceeds of the Prior Bonds were used to provide "pollution control facilities" within the meaning of Sections 103(b)(4)(F) of the 1954 Code, the original use of which facilities commenced with the Company, the construction of which facilities began before September 26, 1985 and was completed on or after such date, and which facilities were described in an inducement resolution adopted by the Authority before September 26, 1985, and all of the proceeds of the Prior Bonds have been spent for the Project or to pay costs of issuance of the Prior Bonds. All of such pollution control facilities consist either of land or of property of a character subject to the allowance for depreciation provided in Section 167 of the Code. The proceeds of the Bonds (other than any accrued interest thereon) will be used exclusively to refund the Refunded Bonds, any investment earnings thereon will be used to pay principal, premium or interest on the Refunded Bonds, and none of the proceeds of the Bonds will be used to pay for any costs of issuance of the Bonds. The Prior Bonds were issued on December 12, 1985. The principal amount of the Bonds does not exceed the outstanding principal amount of the Refunded Bonds. The proceeds of the Bonds will be used to retire the Refunded Bonds not later than 90 days after the date of issuance of the Bonds.

          (e)  It has caused the Project to be substantially completed. The Project constitutes Air Quality Facilities under the Act and is consistent with the purposes of Section 13 of Article VIII of the Ohio Constitution and of the Act. The Project is being, and the Company will cause the Project to be, operated and maintained in such manner to conform with all applicable zoning, planning, building, environmental and other applicable governmental regulations and all permits, variances and orders issued or granted pursuant thereto, including the permit-to-install for the Project, which permits, variances and orders have not been withdrawn or otherwise suspended, and to be consistent with the Act.

          (f)    It has used or operated or has caused to be used or operated, and presently intends to use or operate or cause to be used or operated the Project Facilities in a manner consistent with the Project Purposes until the date on which the Bonds have been fully paid and knows of no reason why the Project Facilities will not be so operated. The Company does not intend to sell or otherwise dispose of the Project or any portion thereof.

          (g)  None of the proceeds of the Prior Bonds were used and none of the proceeds of the Bonds will be used to provide any airplane, skybox or other private luxury box, or health club facility; any facility primarily used for gambling; or any store the principal business of which is the sale of alcoholic beverages for consumption off premises.

          (h)  Less than 25% of the proceeds of the Prior Bonds have been used and less than 25% of the proceeds of the Bonds will be used directly or indirectly to acquire land or any interest therein, and none of such proceeds has been or will be used to provide land which is to be used for farming purposes.

          (i)    No portion of the proceeds of the Prior Bonds has been used and no portion of the proceeds of the Bonds will be used to acquire existing property or any interest therein unless the first use of such property was by the Company and was pursuant to and followed such acquisition.

          (j)    Less than an insubstantial portion of the proceeds of the Prior Bonds were, and none of the proceeds of the Bonds will be, used to provided working capital. No construction, reconstruction or acquisition of the Project was commenced prior to the taking of official action by the Authority with respect thereto except for preparation of plans and specifications and other preliminary engineering work.

          (k)  The Refunded Bonds were not, and the Bonds will not be, "federally guaranteed" within the meaning of Section 149(b) of the Code.

          (l)    At no time will any funds constituting gross proceeds of the Bonds be used in a manner as would constitute failure of compliance with Section 148 of the Code;

          (m)  It is not anticipated that as of the date hereof, there will be created any "replacement proceeds", within the meaning of Section 1.148-1(c) of the Treasury Regulations, with respect to the Bonds; however, in the event that any such replacement proceeds are deemed to have been created, such amounts will be invested in compliance with Section 148 of the Code.

          (n)  On the date of issuance and delivery of the Prior Bonds, the Company reasonably expected that at least 85% of the spendable proceeds of such Prior Bonds would be expended to carry out the governmental purposes of such issue within the 5-year period beginning on the date such issue was issued but did not reasonably expect that 85% of such spendable proceeds would be so expended within the 3-year period beginning on such date. All of the spendable proceeds of the Prior Bonds have been expended as of the date of issuance of the Bonds. None of the proceeds of such issue, if any, were invested in nonpurpose investments having a substantially guaranteed yield for 4 years or more.

          (o)  The respective average maturities of the Prior Bonds and the Bonds do not exceed 120% of the respective average reasonably expected economic life of the Project Facilities financed by the proceeds of the Prior Bonds and the Bonds (determined under Section 147(b) of the Code).

          (p)  The information furnished by the Company and used by the Authority in preparing the certifications and statements pursuant to Sections 148 and 149(e) of the Code or their statutory predecessors with respect to the Prior Bonds was accurate and complete as of the date of issuance of the Prior Bonds, and the information furnished by the Company and used by the Authority in preparing the certification pursuant to Section 148 of the Code and in preparing the information statement pursuant to Section 149(e) of the Code, both referred to in the Bond Resolution, will be accurate and complete as of the date of issuance of the Bonds.

          (q)  The Project Facilities do not include any office except for offices (i) located on the Project Site and (ii) not more than a de minimis amount of the functions to be performed at which is not directly related to the day-to-day operations of the Project Facilities.

  (End of Article II)

ARTICLE III

COMPLETION OF THE PROJECT;
ISSUANCE OF THE BONDS

        Section 3.1.    Acquisition, Construction and Installation.    The Company represents that it and the other public utility companies which own undivided interests in the Project Facilities with the Company as tenants-in-common have caused the Project Facilities to be acquired, constructed and installed on the Project Site, substantially in accordance with the Project Description and in conformance with all applicable zoning, planning, building and other similar regulations of all governmental authorities having jurisdiction over the Project and all permits, variances and orders issued in respect of the Project by EPA, and that the proceeds derived from the Refunded Bonds, including any investment thereof, were expended in accordance with the Refunded Bonds Indenture and the Refunded Bonds Loan Agreement.

        Section 3.2.    Project Description.    The Project Description may be changed from time to time by, or with the consent of, the Company provided that any such change shall also be filed with the Authority and provided further that no change in the Project Description shall materially change the function of the Project Facilities unless the Trustee shall have received (i) an Engineer's certificate that such changes will not impair the significance or character of the Project Facilities as Air Quality Facilities and (ii) an Opinion of Bond Counsel or ruling of the Internal Revenue Service to the effect that such amendment will not adversely affect the exclusion of interest on the Bonds from gross income for federal income tax purposes.

        Section 3.3.    Issuance of Bonds; Application of Proceeds.    To provide funds to make the Loan to the Company to assist the Company in the refunding of the Refunded Bonds, the Authority will issue, sell and deliver the Bonds to the Original Purchaser. The Bonds will be issued pursuant to the Indenture in the aggregate principal amount, will bear interest, will mature and will be subject to redemption as set forth therein. The Company hereby approves the terms and conditions of the Indenture and the Bonds, and the terms and conditions under which the Bonds will be issued, sold and delivered.

        The Company hereby requests that the Authority notify the Refunded Bonds Trustee pursuant to the Refunded Bonds Indenture, that the entire outstanding principal amount of the Refunded Bonds is to be redeemed and paid on October 7, 2002 (such date of redemption and payment is hereinafter referred to as the "Redemption Date"), at a redemption price of 100% of the principal amount thereof, plus interest accrued to the Redemption Date. The Company acknowledges that the proceeds of the Bonds (including any interest income thereon) may be insufficient to pay the full costs of refunding the Refunded Bonds and that the Authority has made no representation or warranty with respect to the sufficiency thereof. The Company further acknowledges that it is (and will remain after the issuance of the Bonds) obligated to, and hereby confirms that it will, pay all costs of the refunding and redemption of the Refunded Bonds.

        The proceeds from the sale of the Bonds (other than any accrued interest) shall be loaned to the Company to assist the Company in refunding the Refunded Bonds and shall be deposited in the Refunding Fund and disbursed as follows: those sale proceeds will be deposited in the Principal Account of the Refunding Fund (as created and defined in the Indenture), and on the Redemption Date all moneys on deposit in the Principal Account of the Refunding Fund, together with all moneys on deposit in the Interest Account up to, but not exceeding, the principal and interest due on the Refunded Bonds on the Redemption Date (and, if such moneys are insufficient for such purpose, together with any other moneys delivered by the Company for such purpose to the Trustee, in its capacity as the Refunded Bonds Trustee under the Refunded Bonds Indenture) shall be applied by the Trustee, in its capacity as Refunded Bonds Trustee, to reimburse the Bank (as defined in the Refunded

Bonds Indenture) for the Trustee's draws on the Letter of Credit (as defined in the Refunded Bonds Indenture and in its capacity as Refunded Bonds Trustee) for the payment of principal of and interest on the Refunded Bonds on the Redemption Date.

        Any amounts remaining in the Interest Account after the redemption of all of the Refunded Bonds shall be disbursed by the Trustee to the Company upon the written request of the Authorized Company Representative solely for the purpose of paying, or to reimburse the Company for its payment of, Issuance Costs in an aggregate amount that does not exceed 2% of the proceeds of the Bonds, computed for this purpose as the issue price of the Bonds less any accrued interest included therein.

        Pending disbursement pursuant to this Section, the proceeds so deposited in the Refunding Fund, together with any investment earnings thereon, shall constitute a part of the Revenues assigned by the Authority to the Trustee for the payment of Bond Service Charges. All investment earnings shall be credited to the Interest Account of the Refunding Fund. Any accrued interest shall be deposited in the Bond Fund.

        Section 3.4.    Investment of Fund Moneys.    At the oral (confirmed promptly in writing) or written request of the Company, any moneys held as part of the Bond Fund or the Rebate Fund shall be invested or reinvested by the Trustee in Eligible Investments; provided, that such moneys shall be invested or reinvested by the Trustee only in Eligible Investments which shall mature, or which shall be subject to redemption by the holder thereof at the option of such holder, not later than the date upon which the moneys so invested are needed to make payments from those Funds. The Authority and the Company each hereby covenants that it will restrict that investment and reinvestment and the use of the proceeds of the Bonds in such manner and to such extent, if any, as may be necessary so that the Bonds will not constitute arbitrage bonds under Section 148 of the Code.

        The Company shall provide the Authority with, and the Authority may base its certificate and statement, each as authorized by the Bond Resolution, on a certificate of an appropriate officer, employee or agent of or consultant to the Company for inclusion in the transcript of proceedings for the Bonds, setting forth the reasonable expectations of the Company on the date of delivery of and payment for the Bonds regarding the amount and use of the proceeds of the Bonds and the facts, estimates and circumstances on which those expectations are based.

        Section 3.5.    Rebate Fund.    To the extent required by Section 5.09 of the Indenture, within five days after the end of the fifth Bond Year (as defined in the Indenture) and every fifth Bond Year thereafter, and within five days after payment in full of all outstanding Bonds, the Company shall calculate the amount of Excess Earnings (as defined in the Indenture) as of the end of that Bond Year or the date of such payment and shall notify the Trustee of that amount. If the amount then on deposit in the Rebate Fund created under the Indenture is less than the amount of Excess Earnings (computed by taking into account the amount or amounts, if any, previously paid to the United States pursuant to Section 5.09 of the Indenture and this Section), the Company shall, within five days after the date of the aforesaid calculation, pay to the Trustee for deposit in the Rebate Fund an amount sufficient to cause the Rebate Fund to contain an amount equal to the Excess Earnings. The obligation of the Company to make such payments shall remain in effect and be binding upon the Company notwithstanding the release and discharge of the Indenture. The Company shall obtain and keep such records of the computations made pursuant to this Section as are required under Section 148(f) of the Code.

(End of Article III)

ARTICLE IV

LOAN BY AUTHORITY; LOAN PAYMENTS;
ADDITIONAL PAYMENTS; BOND INSURANCE; AND LIQUIDITY FACILITY

        Section 4.1.    Loan Repayment.    Upon the terms and conditions of this Agreement, the Authority agrees to make the Loan to the Company. The proceeds of the Loan shall be deposited with the Trustee pursuant to Section 3.3 hereof. In consideration of and in repayment of the Loan, the Company shall make, as Loan Payments, to the Trustee for the account of the Authority, payments which correspond, as to time, and are equal in amount, to the Bond Service Charges payable on the Bonds. All Loan Payments received by the Trustee shall be held and disbursed in accordance with the provisions of the Indenture and this Agreement for application to the payment of Bond Service Charges.

        The Company shall be entitled to a credit against the Loan Payments required to be made on any Loan Payment Date to the extent that the balance of the Bond Fund is then in excess of amounts required (a) for the payment of Bonds theretofore matured or theretofore called for redemption, or to be called for redemption pursuant to Section 6.1 hereof (b) for the payment of interest for which checks or drafts have been drawn and mailed by the Trustee or Paying Agent, and (c) to be deposited in the Bond Fund by the Indenture for use other than for the payment of Bond Service Charges due on that Loan Payment Date.

        The Company's obligation to make Loan Payments shall be reduced to the extent of any payments made by the Bond Insurer to the Trustee in respect of the principal of, premium, if any, or interest on the Bonds when due pursuant to the Bond Insurance Policy, provided, that the Bond Insurer has been reimbursed for such payments in accordance with the terms of the Insurance Agreement.

        Except for such interest of the Company as may hereafter arise pursuant to Section 8.2 hereof or Sections 5.07 or 5.08 of the Indenture, the Company and the Authority each acknowledge that neither the Company, the State nor the Authority has any interest in the Bond Fund or the Bond Purchase Fund, and any moneys deposited therein shall be in the custody of and held by the Trustee in trust for the benefit of the Holders.

        Section 4.2.    Additional Payments.    The Company shall pay to the Authority, the Authority Fee and, as Additional Payments hereunder, any and all costs and expenses incurred or to be paid by the Authority in connection with the issuance and delivery of the Bonds or otherwise related to actions taken by the Authority under this Agreement or the Indenture.

        The Company shall pay the Administration Expenses to the Trustee, the Registrar, the Remarketing Agent, the Auction Agent, and any Paying Agent or Authenticating Agent, as appropriate, as Additional Payments hereunder.

        The Company may, without creating a default hereunder, contest in good faith the reasonableness of any such cost or expense incurred or to be paid by the Authority and any Administration Expenses claimed to be due to the Trustee, the Registrar, the Auction Agent, the Remarketing Agent, any Paying Agent or any Authenticating Agent.

        In the event the Company should fail to pay any Loan Payments, Additional Payments or Administration Expenses when due, the payment in default shall continue as an obligation of the Company until the amount in default shall have been fully paid together with interest thereon during the default period at the Interest Rate for Advances.

        Section 4.3.    Place of Payments.    The Company shall make all Loan Payments directly to the Trustee at its Principal Office. Additional Payments shall be made directly to the person or entity to whom or to which they are due.

        Section 4.4.    Obligations Unconditional.    The obligations of the Company to make Loan Payments, Additional Payments and any payments required of the Company under Section 5.09 of the Indenture shall be absolute and unconditional, and the Company shall make such payments without abatement, diminution or deduction regardless of any cause or circumstances whatsoever including, without limitation, any defense, set-off, recoupment or counterclaim which the Company may have or assert against the Authority, the Trustee, the Registrar, the Remarketing Agent, the Auction Agent, the Paying Agent or any other Person.

        Section 4.5.    Assignment of Revenues and Agreement.    To secure the payment of Bond Service Charges, the Authority shall, by the Indenture, (a) absolutely and irrevocably assign to the Trustee, its successors in trust and its and their assigns forever, all of the Authority's rights and remedies under this Agreement (except for the Unassigned Authority Rights), and (b) grant a security interest to the Trustee, its successors in trust and its and their assigns forever, in all of its rights to and interest in the Revenues including, without limitation, all Loan Payments and other amounts receivable by or on behalf of the Authority under the Agreement in respect of repayment of the Loan. The Company hereby agrees and consents to those assignments and that grant of a security interest.

        Section 4.6.    Bond Insurance Policy; Liquidity Facility; Cancellation.    (a) The Company agrees to provide for the payment of the principal of and interest on the Bonds by causing the Bond Insurance Policy to be delivered to the Trustee on the date of the delivery of the Bonds.

        (b)  The Company may provide for the delivery of a Liquidity Facility.

        (c)  The Company may cancel any Liquidity Facility then in effect at such time and direct the Trustee in writing to surrender such Liquidity Facility to the Liquidity Facility Issuer by which it was issued in accordance with the Indenture; provided, that no such cancellation shall become effective and no such surrender shall take place until all Bonds subject to purchase pursuant to Section 4.07(d) of the Indenture have been so purchased or redeemed with the proceeds of such Liquidity Facility.

        Section 4.7.    Company's Option to Elect Rate Period; Changes in the Auction Date and Length of Auction Periods.    The Company shall have, and is hereby granted, the option to elect to convert on any Conversion Date the interest rate borne by the Bonds to another Variable Rate, or to return to the Auction Rate, to be effective for a Rate Period pursuant to the provisions of Article II of the Indenture and subject to the terms and conditions set forth therein. The Company shall also have the option to direct the change of Auction Dates and/or the length of Auction Rate Periods (as such terms are defined in the Indenture) in accordance with the Indenture. To exercise such options, the Company shall give the written notice required by the Indenture.

        Section 4.8.    Company's Obligation to Purchase Bonds.    The Company hereby agrees to pay or cause to be paid to the Trustee or the Paying Agent, on or before each day on which Bonds may be or are required to be tendered for purchase, amounts equal to the amounts to be paid by the Trustee or the Paying Agent with respect to the Bonds tendered for purchase on such dates pursuant to Article IV of the Indenture; provided, however, that the obligation of the Company to make any such payment under this Section shall be reduced by the amount of (A) moneys paid by the Remarketing Agent as proceeds of the remarketing of such Bonds by the Remarketing Agent, (B) moneys drawn under a Liquidity Facility, if any, for the purpose of paying such purchase price and (C) other moneys made available by the Company, as set forth in Section 4.08(b)(ii) of the Indenture.

(End of Article IV)

ARTICLE V

ADDITIONAL AGREEMENTS AND COVENANTS

        Section 5.1.    Right of Inspection.    The Company agrees that, subject to reasonable security and safety regulations and to reasonable requirements as to notice, the Authority and the Trustee and their or any of their respective duly authorized agents shall have the right at all reasonable times to enter upon the Project Site to examine and inspect the Project.

        Section 5.2.    Maintenance.    The Company shall use its best efforts to keep and maintain the Project Facilities, including all appurtenances thereto and any personal property therein or thereon, in good repair and good operating condition so that the Project Facilities will continue to constitute Air Quality Facilities, for the purposes of the operation thereof as required by Section 5.4 hereof.

        So long as such shall not be in violation of the Act or impair the character of the Project Facilities as Air Quality Facilities, and provided there is continued compliance with applicable laws and regulations of governmental entities having jurisdiction thereof, the Company shall have the right to remodel the Project Facilities or make additions, modifications and improvements thereto, from time to time as it, in its discretion, may deem to be desirable for its uses and purposes, the cost of which remodeling, additions, modifications and improvements shall be paid by the Company and the same shall, when made, become a part of the Project Facilities.

        Section 5.3.    Removal of Portions of the Project Facilities.    The Company shall not be under any obligation to renew, repair or replace any inadequate, obsolete, worn out, unsuitable, undesirable or unnecessary portions of the Project Facilities, except that, subject to Section 5.4 hereof, it will use its best efforts to ensure the continued character of the Project Facilities as Air Quality Facilities. The Company shall have the right from time to time to substitute personal property or fixtures for any portions of the Project Facilities, provided that the personal property or fixtures so substituted shall not impair the character of the Project Facilities as Air Quality Facilities. Any such substituted property or fixtures shall, when so substituted, become a part of the Project Facilities. The Company shall also have the right to remove any portion of the Project Facilities, without substitution therefor; provided, that the Company shall deliver to the Trustee a certificate signed by an Engineer describing said portion of the Project Facilities and stating that the removal of such property or fixtures will not impair the character of the Project Facilities as Air Quality Facilities.

        Section 5.4.    Operation of Project Facilities.    The Company will, subject to its obligations and rights to maintain, repair or remove portions of the Project Facilities, as provided in Sections 5.2 and 5.3 hereof, use its best efforts to continue operation of the Project Facilities so long as and to the extent that operation thereof is required to comply with laws or regulations of governmental entities having jurisdiction thereof or unless the Authority shall have approved the discontinuance of such operation (which approval shall not be unreasonably withheld). The Company agrees that it will, within the design capacities thereof, use its best efforts to operate and maintain the Project Facilities in accordance with all applicable, valid and enforceable rules and regulations of governmental entities having jurisdiction thereof; provided, that the Company reserves the right to contest in good faith any such laws or regulations.

        Nothing in this Agreement shall prevent or restrict the Company, in its sole discretion, at any time, from discontinuing or suspending either permanently or temporarily its use of any facility of the Company served by the Project Facilities and in the event such discontinuance or suspension shall render unnecessary the continued operation of the Project Facilities, the Company shall have the right to discontinue the operation of the Project Facilities during the period of any such discontinuance or suspension.

        Section 5.5.    Insurance.    The Company shall cause the Project Facilities to be kept insured against fire or other casualty to the extent that property of similar character is usually so insured by companies similarly situated and operating like properties, to a reasonable amount by reputable insurance companies or, in lieu of or supplementing such insurance in whole or in part, adopt some other method or plan of protection against loss by fire or other casualty at least equal in protection to the method or plan of protection against loss by fire or other casualty of companies similarly situated and operating properties subject to similar or greater fire or other hazards or on which properties an equal or higher primary fire or other casualty insurance rate has been set by reputable insurance companies.

        Section 5.6.    Workers' Compensation Coverage.    Throughout the term of this Agreement, the Company shall comply, or cause compliance, with applicable workers' compensation laws of the State.

        Section 5.7.    Damage; Destruction and Eminent Domain.    If, during the term of this Agreement, the Project Facilities or any portion thereof is destroyed or damaged in whole or in part by fire or other casualty, or title to, or the temporary use of, the Project Facilities or any portion thereof shall have been taken by the exercise of the power of eminent domain, the Company (unless it shall have exercised its option to prepay the Loan Payments pursuant to Section 6.2 hereof) shall promptly repair, rebuild or restore the portion of the Project Facilities so damaged, destroyed or taken with such changes, alterations and modifications (including the substitution and addition of other property) as may be necessary or desirable for the administration and operation of the Project Facilities as Air Quality Facilities and as shall not impair the character or significance of the Project Facilities as furthering the purposes of the Act.

        Section 5.8.    Company to Maintain its Corporate Existence; Conditions Under Which Exceptions Permitted.     The Company agrees that, during the term of this Agreement, it will maintain its corporate existence, will not dissolve or otherwise dispose of all or substantially all of its assets and will not consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it; provided that the Company may, without violating its agreement contained in this Section, consolidate with or merge into another corporation, or permit one or more other corporations to consolidate with or merge into it, or sell or otherwise transfer to another corporation all or substantially all of its assets as an entirety and thereafter dissolve, provided the surviving, resulting or transferee corporation, as the case may be (if other than the Company), is a corporation organized and existing under the laws of one of the states of the United States, and assumes in writing all of the obligations of the Company herein, and, if not an Ohio corporation, is qualified to do business in the State.

        If consolidation, merger or sale or other transfer is made as provided in this Section, the provisions of this Section shall continue in full force and effect and no further consolidation, merger or sale or other transfer shall be made except in compliance with the provisions of this Section.

        Section 5.9.    Indemnification.    The Company releases the Authority from, agrees that the Authority shall not be liable for, and indemnifies the Authority against, all liabilities, claims, costs and expenses imposed upon or asserted against the Authority on account of: (a) any loss or damage to property or injury to or death of or loss by any person that may be occasioned by any cause whatsoever pertaining to the construction, maintenance, operation and use of the Project Facilities; (b) any breach or default on the part of the Company in the performance of any covenant or agreement of the Company under this Agreement or any related document, or arising from any act or failure to act by the Company, or any of its agents, contractors, servants, employees or licensees; (c) the authorization, issuance and sale of the Bonds, and the provision of any information furnished in connection therewith concerning the Project Facilities or the Company (including, without limitation, any information furnished by the Company for inclusion in any certifications made by the Authority under Section 3.4 hereof or for inclusion in, or as a basis for preparation of, the Form 8038 information statement to be filed by the Authority; and (d) any claim or action or proceeding with respect to the matters set forth in (a), (b) and (c) above brought thereon.

        The Company agrees to indemnify the Trustee, the Paying Agent, the Remarketing Agent, the Auction Agent and the Registrar (each hereinafter referred to in this section as an "indemnified party") for and to hold each of them harmless against all liabilities, claims, costs and expenses incurred without negligence or willful misconduct on the part of the indemnified party, on account of any action taken or omitted to be taken by the indemnified party in accordance with the terms of this Agreement, the Bonds or the Indenture or any action taken at the request of or with the consent of the Company, including the costs and expenses of the indemnified party in defending itself against any such claim, action or proceeding brought in connection with the exercise or performance of any of its powers or duties under this Agreement, the Bonds or the Indenture.

        In case any action or proceeding is brought against the Authority or an indemnified party in respect of which indemnity may be sought hereunder, the party seeking indemnity promptly shall give notice of that action or proceeding to the Company, and the Company upon receipt of that notice shall have the obligation and the right to assume the defense of the action or proceeding; provided, that failure of a party to give that notice shall not relieve the Company from any of its obligations under this Section unless that failure prejudices the defense of the action or proceeding by the Company. At its own expense, an indemnified party may employ separate counsel and participate in the defense; provided, however, where it is ethically inappropriate for one firm to represent the interests of the Authority and any other indemnified party or parties, the Company shall pay the Authority's legal expenses in connection with the Authority's retention of separate counsel. The Company shall not be liable for any settlement made without its consent.

        The indemnification set forth above is intended to and shall include the indemnification of all affected officials, directors, officers and employees of the Authority, the Trustee, the Paying Agent, the Remarketing Agent, the Auction Agent and the Registrar, respectively. That indemnification is intended to and shall be enforceable by the Authority, the Trustee, the Paying Agent, the Remarketing Agent and the Registrar, respectively, to the full extent permitted by law.

        Section 5.10.    Company Not to Adversely Affect Exclusion of Interest on Bonds From Gross Income For Federal Income Tax Purposes.    The Company hereby covenants and represents that it has taken and caused to be taken and shall take and cause to be taken all actions that may be required of it for the interest on the Bonds to be and remain excluded from the gross income of the Holders for federal income tax purposes, and that it has not taken or permitted to be taken on its behalf, and covenants that it will not take, or permit to be taken on its behalf, any action which, if taken, would adversely affect that exclusion under the provisions of the Code.

        Section 5.11.    Ownership of Project; Use of Project.    The Authority agrees that it does not have and shall not have any interest in, title to or ownership of the Project or the Project Site. The Authority does hereby covenant and agree that it will not take any action, or cause any action to be taken on its behalf, during the term of this Agreement, other than pursuant to Article VII of this Agreement or Article VII of the Indenture, to interfere with the Company's ownership interest in the Project or to prevent the Company from having possession, custody, use and enjoyment of the Project, except such action as is requested by the Trustee in enforcing any remedies available to it under this Agreement or the Indenture.

        Section 5.12.    Assignment of Agreement in Whole or in Part by Company.    This Agreement may be assigned in whole or in part by the Company without the necessity of obtaining the consent of either the Authority or the Trustee, subject, however, to each of the following conditions:

            (a)    No assignment (other than pursuant to Section 5.8 or Section 5.13 hereof) shall relieve the Company from primary liability for any of its obligations hereunder, and in the event of any such assignment the Company shall continue to remain primarily liable for the payment of the Loan Payments and Additional Payments and for performance and observance of the agreements on its part herein provided to be performed and observed by it.

            (b)    Any assignment by the Company must retain for the Company such rights and interests as will permit it to perform its obligations under this Agreement, and any assignee from the

  Company shall assume the obligations of the Company hereunder to the extent of the interest assigned.

            (c)    The Company shall, within 30 days after execution thereof, furnish or cause to be furnished to the Authority and the Trustee a true and complete copy of each such assignment together with any instrument of assumption.

            (d)    Any assignment from the Company shall not materially impair fulfillment of the Project Purposes to be accomplished by operation of the Project as herein provided.

        5.13    Assignment of Agreement in Whole by Company (Novation).    In addition to an assignment contemplated by Sections 5.8 and 5.12 hereof, this Agreement may be assigned as a whole by the Company, subject, however, to each of the following conditions:

            (a)    The Company's rights, duties and obligations under this Agreement and all related documents are assigned to, and assumed in full by, the assignee either (i) as of a date the Bonds are subject to mandatory purchase under Section 4.07 of the Indenture or (ii) as of a date specified by the Company in connection with a Restructuring Transaction but, in such case, only if the assignee is the GenCo and the Company has delivered to the Authority and the Trustee written evidence of an Investment Grade Rating (taking into account such assignment to, and assumption in full by, the GenCo) with respect to the Bonds from each Rating Agency.

            (b)    The assignee and the Company shall execute an assignment and assumption agreement, in form and substance reasonably acceptable to the Company, and acknowledged and agreed to by the Authority and the Trustee, whereby the assignee shall confirm and acknowledge that it has assumed all of the rights, duties and obligations of the Company under this Agreement and all related documentation and agrees to be bound by and to perform and comply with the terms and provisions of this Agreement and all related documentation as if it had originally executed the same; provided further that if there is more than one assignee, such assignment and assumption agreement shall be on a joint and several basis among all assignees.

            (c)    The Company shall furnish to the Authority and the Trustee (i) an opinion of Bond Counsel (as defined in the Indenture) that such assignment is authorized or permitted by the Act and will not adversely affect the exclusion from gross income of interest on the Bonds, (ii) an opinion of counsel to the assignee to the effect that such assignment and assumption agreement has been duly authorized by the assignee and constitutes the legal, valid and binding obligation of the assignee, enforceable against the assignee in accordance with its terms, subject to laws relating to or affecting generally the enforcement of creditors' rights, including, without limitation, bankruptcy and insolvency laws and to general principles of equity (regardless of whether considered in a proceeding in equity or at law) and (iii) a certificate of an Authorized Company Representative and an opinion of counsel to the Company, each stating that such transaction complies with this Section 5.13 and that all conditions precedent herein relating to such transaction have been complied with.

            (d)    The Company shall, within 30 days after execution thereof, furnish or cause to be furnished to the Authority and the Trustee a true and complete copy of such assignment and assumption agreement.

            (e)    Any assignment from the Company shall not materially impair fulfillment of the purpose of the Project as herein provided.

            (f)    Upon the effectiveness of such assignment and assumption, the assignee shall be deemed to be the "Company" hereunder and the assignor shall be relieved of all liability hereunder.

(End of Article V)

ARTICLE VI

REDEMPTION

        Section 6.1.    Optional Redemption.    Provided no Event of Default shall have occurred and be subsisting, at any time and from time to time, the Company may deliver moneys to the Trustee in addition to Loan Payments or Additional Payments required to be made and direct the Trustee to use the moneys so delivered for the purpose of calling Bonds for optional redemption in accordance with the applicable provisions of the Indenture providing for optional redemption at the redemption price stated in the Indenture. Pending application for those purposes, any moneys so delivered shall be held by the Trustee in a special account in the Bond Fund and delivery of those moneys shall not, except as set forth in Section 4.1 hereof, operate to abate or postpone Loan Payments or Additional Payments otherwise becoming due or to alter or suspend any other obligations of the Company under this Agreement.

        Section 6.2.    Extraordinary Optional Redemption.    The Company shall have, subject to the conditions hereinafter imposed, the option during a Term Rate Period to direct the redemption of the Bonds in whole in accordance with the applicable provisions of the Indenture upon the occurrence of any of the following events:

          (a)  The Project or the Plant shall have been damaged or destroyed to such an extent that (1) the Project or the Plant cannot reasonably be expected to be restored, within a period of six consecutive months, to the condition thereof immediately preceding such damage or destruction or (2) the Company is reasonably expected to be prevented from carrying on its normal use and operation of the Project or the Plant for a period of six consecutive months.

          (b)  Title to, or the temporary use of, all or a significant part of the Project or the Plant shall have been taken under the exercise of the power of eminent domain to such an extent (1) that the Project or the Plant cannot reasonably be expected to be restored within a period of six consecutive months to a condition of usefulness comparable to that existing prior to the taking or (2) the Company is reasonably expected to be prevented from carrying on its normal use and operation of the Project or the Plant for a period of six consecutive months.

          (c)  As a result of any changes in the Constitution of the State, the Constitution of the United States of America or any state or federal laws or as a result of legislative or administrative action (whether state or federal) or by final decree, judgment or order of any court or administrative body (whether state or federal) entered after any contest thereof by the Authority or the Company in good faith, this Agreement shall have become void or unenforceable or impossible of performance in accordance with the intent and purpose of the parties as expressed in this Agreement.

          (d)  Unreasonable burdens or excessive liabilities shall have been imposed upon the Authority or the Company with respect to the Project or the Plant or the operation thereof, including, without limitation, the imposition of federal, state or other ad valorem, property, income or other taxes other than ad valorem taxes at the rates presently levied upon privately owned property used for the same general purpose as the Project or the Plant.

          (e)  Changes in the economic availability of raw materials, operating supplies, energy sources or supplies or facilities (including, but not limited to, facilities in connection with the disposal of industrial wastes) necessary for the operation of the Project or the Plant for the Project Purposes occur or technological or other changes occur which the Company cannot reasonably overcome or control and which in the Company's reasonable judgment render the Project or the Plant uneconomic or obsolete for the Project Purposes.

          (f)    Any court or administrative body shall enter a judgment, order or decree, or shall take administrative action, requiring the Company to cease all or any substantial part of its operations served by the Project or the Plant to such extent that the Company is or will be prevented from carrying on its normal operations at the Project or the Plant for a period of six consecutive months.

          (g)  The termination by the Company of operations at the Plant.

        The amount payable by the Company in the event of its exercise of the option granted in this Section shall be the sum of the following:

              (i)  An amount of money which, when added to the moneys and investments held to the credit of the Bond Fund, will be sufficient pursuant to the provisions of the Indenture to pay, at 100% of the principal amount thereof plus accrued interest to the redemption date, and discharge, all Outstanding Bonds on the earliest applicable redemption date, that amount to be paid to the Trustee, plus

            (ii)  An amount of money equal to the Additional Payments relating to those Bonds accrued and to accrue until actual final payment and redemption of those Bonds, that amount or applicable portions thereof to be paid to the Trustee or to the Persons to whom those Additional Payments are or will be due.

The requirement of (ii) above with respect to Additional Payments to accrue may be met if provisions satisfactory to the Trustee and the Authority are made for paying those amounts as they accrue.

        The rights and options granted to the Company in this Section may be exercised whether or not the Company is in default hereunder; provided, that such default will not relieve the Company from performing those actions which are necessary to exercise any such right or option granted hereunder.

        Section 6.3.    Mandatory Redemption.    The Company shall deliver to the Trustee the moneys needed to redeem the Bonds in accordance with any mandatory redemption provisions relating thereto as may be set forth in Section 4.01(b) of the Indenture.

        Section 6.4.    Notice of Redemption.    In order to exercise an option granted in, or to consummate a redemption required by, this Article VI, the Company shall, within 180 days following the event authorizing the exercise of such option, or at any time during the continuation of the condition referred to in paragraphs (c), (d) or (e) of Section 6.2 hereof, or at any time that optional redemption of the Bonds is permitted under the Indenture as provided in Section 6.1 hereof, or promptly upon the occurrence of a Determination of Taxability (as defined in the Indenture), give written notice to the Authority and the Trustee that it is exercising its option to direct the redemption of Bonds, or that the redemption thereof is required by Section 4.01(b) of the Indenture due to the occurrence of a Determination of Taxability, as the case may be, in accordance with the Agreement and the Indenture, and shall specify therein the date on which such redemption is to be made, which date shall not be more than 180 days from the date such notice is mailed. The Company shall make arrangements satisfactory to the Trustee for the giving of the required notice of redemption to the Holders of the Bonds, in which arrangements the Authority shall cooperate.

        Section 6.5.    Actions by Authority.    At the request of the Company or the Trustee, the Authority shall take all steps required of it under the applicable provisions of the Indenture or the Bonds to effect the redemption of all or a portion of the Bonds pursuant to this Article VI.

(End of Article VI)

ARTICLE VII
EVENTS OF DEFAULT AND REMEDIES

        Section 7.1.    Events of Default.    Each of the following shall be an Event of Default:

          (a)  The occurrence of an event of default as defined in Section 7.01 (a), (b) or (c) of the Indenture;

          (b)  The Company shall fail to observe and perform any other agreement, term or condition contained in this Agreement, other than such failure as has resulted in an event of default described in (a) above and the continuation of that failure for a period of 90 days after notice thereof shall have been given to the Company by the Authority or the Trustee, or for such longer period as the Authority and the Trustee may agree to in writing; provided, that failure shall not constitute an Event of Default so long as the Company institutes curative action within the applicable period and diligently pursues that action to completion within 150 days after the expiration of initial cure period as determined above, or within such longer period as the Authority and the Trustee may agree to in writing; and

          (c)  The receipt by the Trustee of written notice from the Bond Insurer that an event of default has occurred and is continuing under the Insurance Agreement; and

          (d)  By decree of a court of competent jurisdiction the Company shall be adjudicated a bankrupt, or an order shall be made approving a petition or answer filed seeking reorganization or readjustment of the Company under the federal bankruptcy laws or other law or statute of the United States of America or of the state of incorporation of the Company or of any other state, or, by order of such a court, a trustee in bankruptcy, a receiver or receivers shall be appointed of all or substantially all of the property of the Company, and any such decree or order shall have continued unstayed on appeal or otherwise and in effect for a period of sixty (60) days; and

          (e)  The Company shall file a petition in voluntary bankruptcy or shall make an assignment for the benefit of creditors or shall consent to the appointment of a receiver or receivers of all or any part of its property, or shall file a petition seeking reorganization or readjustment under the Federal bankruptcy laws or other law or statute of the United States of America or any state thereof, or shall file a petition to take advantage of any debtors' act.

        Notwithstanding the foregoing, if, by reason of Force Majeure, the Company is unable to perform or observe any agreement, term or condition hereof which would give rise to an Event of Default under subsection (b) hereof, the Company shall not be deemed in default during the continuance of such inability. However, the Company shall promptly give notice to the Trustee and the Authority of the existence of an event of Force Majeure and shall use its best efforts to remove the effects thereof; provided that the settlement of strikes or other industrial disturbances shall be entirely within its discretion.

        The term Force Majeure shall mean the following:

              (i)  acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders or restraints of any kind of the government of the United States of America or of the State or any of their departments, agencies, political subdivisions or officials, or any civil or military authority; insurrections; civil disturbances; riots; epidemics; landslides; lightning; earthquakes; fires; hurricanes; tornados; storms; droughts; floods; arrests; restraint of government and people; explosions; breakage, nuclear accidents or other malfunction or accident to facilities, machinery, transmission pipes or canals; partial or entire failure of a utility serving the Project; shortages of labor, materials, supplies or transportation; or

            (ii)  any cause, circumstance or event not reasonably within the control of the Company.

        The exercise of remedies hereunder shall be subject to any applicable limitations of federal bankruptcy law affecting or precluding that declaration or exercise during the pendency of or immediately following any bankruptcy, liquidation or reorganization proceedings.

        Section 7.2.    Remedies on Default.    Whenever an Event of Default shall have happened and be subsisting, either or both of the following remedial steps may be taken:

          (a)  The Authority or the Trustee may have access to, inspect, examine and make copies of the books, records, accounts and financial data of the Company, only, however, insofar as they pertain to the Project; or

          (b)  The Authority or the Trustee may pursue all remedies now or hereafter existing at law or in equity to recover all amounts, including all Loan Payments and Additional Payments and under Section 4.9 hereof the purchase price of Bonds tendered for purchase, then due and thereafter to become due under this Agreement, or to enforce the performance and observance of any other obligation or agreement of the Company under this Agreement.

Notwithstanding the foregoing, the Authority shall not be obligated to take any step which in its opinion will or might cause it to expend time or money or otherwise incur liability unless and until a satisfactory indemnity bond has been furnished to the Authority at no cost or expense to the Authority. Any amounts collected as Loan Payments or applicable to Loan Payments and any other amounts which would be applicable to payment of Bond Service Charges collected pursuant to action taken under this Section shall be paid into the Bond Fund and applied in accordance with the provisions of the Indenture or, if the outstanding Bonds have been paid and discharged in accordance with the provisions of the Indenture, shall be paid as provided in Section 5.08 of the Indenture for transfers of remaining amounts in the Bond Fund.

        The provisions of this Section are subject to the further limitation that the rescission and annulment by the Trustee of its declaration that all of the Bonds are immediately due and payable also shall constitute a rescission and annulment of any corresponding declaration made pursuant to this Section and a rescission and annulment of the consequences of that declaration and of the Event of Default with respect to which that declaration has been made, provided that no such rescission and annulment shall extend to or affect any subsequent or other default or impair any right consequent thereon.

        Section 7.3.    No Remedy Exclusive.    No remedy conferred upon or reserved to the Authority or the Trustee by this Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement, or now or hereafter existing at law, in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair that right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Authority or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than any notice required by law or for which express provision is made herein.

        Section 7.4.    Agreement to Pay Attorneys' Fees and Expenses.    If an Event of Default should occur and the Authority or the Trustee should incur expenses, including attorneys' fees, in connection with the enforcement of this Agreement or the collection of sums due hereunder, the Company shall be required, to the extent permitted by law, to reimburse the Authority and the Trustee, as applicable, for the expenses so incurred upon demand.

        Section 7.5.    No Waiver.    No failure by the Authority or the Trustee to insist upon the strict performance by the Company of any provision hereof shall constitute a waiver of their right to strict performance and no express waiver shall be deemed to apply to any other existing or subsequent right to remedy the failure by the Company to observe or comply with any provision hereof.

        Section 7.6.    Notice of Default.    The Company shall notify the Trustee immediately if it becomes aware of the occurrence of any Event of Default hereunder or of any fact, condition or event which, with the giving of notice or passage of time or both, would become an Event of Default.

(End of Article VII)

ARTICLE VIII
MISCELLANEOUS

        Section 8.1.    Term of Agreement.    This Agreement shall be and remain in full force and effect from the date of delivery of the Bonds to the Original Purchaser until such time as (i) all of the Bonds shall have been fully paid (or provision made for such payment) and the Indenture has been released pursuant to Section 9.01 thereof and (ii) all other sums payable by the Company under this Agreement shall have been paid.

        Section 8.2.    Amounts Remaining in Funds.    Any amounts in the Bond Fund remaining unclaimed by the Holders of Bonds for four years after the due date thereof (whether at stated maturity, by redemption, upon acceleration or otherwise), at the option of the Company, shall be deemed to belong to and shall be paid, subject to Section 5.07 of the Indenture, at the written request of the Company, to the Company by the Trustee. With respect to that principal of and any premium and interest on the Bonds to be paid from moneys paid to the Company pursuant to the preceding sentence, the Holders of the Bonds entitled to those moneys shall look solely to the Company for the payment of those moneys. Further, any amounts remaining in the Bond Fund and any other special funds or accounts created under this Agreement or the Indenture, except the Rebate Fund, after all of the Bonds shall be deemed to have been paid and discharged under the provisions of the Indenture and all other amounts required to be paid under this Agreement and the Indenture have been paid, shall be paid to the Company to the extent that those moneys are in excess of the amounts necessary to effect the payment and discharge of the Outstanding Bonds.

        Section 8.3.    Notices.    All notices, certificates, requests or other communications hereunder shall be in writing, except as provided in Section 3.4 hereof, and shall be deemed to be sufficiently given when mailed by registered or certified mail, postage prepaid, and addressed to the appropriate Notice Address. A duplicate copy of each notice, certificate, request or other communication given hereunder to the Authority, the Company, the Bond Insurer or the Trustee shall also be given to the others. The Company, the Authority, the Bond Insurer and the Trustee, by notice given hereunder, may designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent.

        Section 8.4.    Extent of Covenants of the Authority; No Personal Liability.    All covenants, obligations and agreements of the Authority contained in this Agreement or the Indenture shall be effective to the extent authorized and permitted by applicable law. No such covenant, obligation or agreement shall be deemed to be a covenant, obligation or agreement of any present or future member, officer, agent or employee of the Authority in other than his official capacity, and neither the members of the Authority nor any official executing the Bonds shall be liable personally on the Bonds or be subject to any personal liability or accountability by reason of the issuance thereof or by reason of the covenants, obligations or agreements of the Authority contained in this Agreement or in the Indenture.

        Section 8.5.    Binding Effect.    This Agreement shall inure to the benefit of and shall be binding in accordance with its terms upon the Authority, the Company and their respective permitted successors and assigns provided that this Agreement may not be assigned by the Company (except as permitted under Sections 5.8, 5.12 or 5.13 hereof) and may not be assigned by the Authority except to (i) the Trustee pursuant to the Indenture or as otherwise may be necessary to enforce or secure payment of Bond Service Charges or (ii) any successor public body to the Authority.

        Section 8.6.    Amendments and Supplements.    Except as otherwise expressly provided in this Agreement or the Indenture, subsequent to the issuance of the Bonds and prior to all conditions provided for in the Indenture for release of the Indenture having been met, this Agreement may not be effectively amended, changed, modified, altered or terminated by the parties hereto except with the consents required by, and in accordance with, the provisions of Article XI of the Indenture, as applicable.

        Section 8.7.    [Reserved].    .

        Section 8.8.    Continuing Disclosure.    The Authority hereby acknowledges the entry by the Company into the Continuing Disclosure Agreement under which the Company has assumed certain obligations for the benefit of the Holders of the Bonds. The Company agrees to perform its obligations under the Continuing Disclosure Agreement. The Company acknowledges and agrees that the Authority is not an "obligated person" (as defined in the Continuing Disclosure Agreement) with respect to the Bonds and represents that the Company is the only obligated person with respect to the Bonds. Notwithstanding any other provision of this Agreement, any failure by the Company to comply with any provision of the Continuing Disclosure Agreement shall not be a failure or a default, or an Event of Default, under this Agreement or the Indenture.

        Section 8.9.    Execution Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be regarded as an original and all of which shall constitute but one and the same instrument.

        Section 8.10.    Severability.    If any provision of this Agreement, or any covenant, obligation or agreement contained herein is determined by a judicial or administrative authority to be invalid or unenforceable, that determination shall not affect any other provision, covenant, obligation or agreement, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. That invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision, covenant, obligation or agreement shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

        Section 8.11.    Governing Law.    This Agreement shall be deemed to be a contract made under the laws of the State and for all purposes shall be governed by and construed in accordance with the laws of the State.

(End of Article VIII)

        IN WITNESS WHEREOF, the Authority and the Company have caused this Agreement to be duly executed in their respective names, all as of the date hereinbefore written.

OHIO AIR QUALITY DEVELOPMENT AUTHORITY
By:	/s/ MARK R. SHANAHAN Executive Director
THE CINCINNATI GAS & ELECTRIC COMPANY
By:	/s/ WENDY L. AUMILLER Treasurer

EXHIBIT A

DESCRIPTION OF AIR QUALITY FACILITIES
AT
WILLIAM H. ZIMMER ELECTRIC
GENERATING STATION

        The Project consists of:

  (A)
  a high efficiency electrostatic precipitator system designed to remove particulates from the flue gas,

  (B)
  a flue gas desulfurization ("scrubber") system designed to remove sulfur dioxide from the flue gas,

  (C)
  a stack,

  (D)
  a coal dust control system,

  (E)
  a nitrous oxide control system, and

  (F)
  a cooling tower and circulating water system.

        The precipitator system includes electrostatic precipitators and a fly ash handling system, as well as all other necessary earthwork, piling, foundations, structural and miscellaneous steel, supports, siding, enclosures, electrical equipment, instrumentation and controls, mechanical equipment, related pumps and tanks, hoppers and storage silos, and associated equipment required for the foregoing and used exclusively in connection therewith. The precipitator system includes related drains, sumps and piping necessary to transmit collected waste waters to the waste water pond. The Project also includes precipitator inlet and outlet ductwork.

        The scrubber system includes an inlet plenum, six induced draft fans, ductwork to and including six absorber modules, ductwork to the stack, FGD reagent and lime unloading and handling system including required river cells, FGD reagent and lime silos, an FGD reagent and lime preparation facility, slurry tanks, scrubber sludge handling facilities which include thickener tanks, a sludge pond underflow and overflow tanks, a sludge handling building, stockpile facilities and auxiliary facilities. The scrubber system includes all earthwork including stream relocation, piling, foundations, structural and miscellaneous steel, siding, painting, electrical and mechanical components and associated equipment required for the scrubber system and used exclusively in connection therewith. The scrubber system includes related drains, sumps and piping necessary to transmit collected waste waters to the waste water pond, and also includes all pipes, pumps and associated mechanical and electrical components to supply and recycle water for the scrubber system operation. The scrubber system also includes a disposal area and the roads and bridges used exclusively for the transportation of scrubber sludge, bottom ash and other solid waste along with truck wash facilities and truck scales.

        The stack includes the stack shell and brick liner, as well as earthwork, piling, foundation and associated components.

        The coal dust control systems include a coal dust collection system, a coal dust suppression system and a coal wetting system.

        The cooling tower and circulating water system includes a natural draft cooling tower, a cooling tower basin, a cooling water flume, three circulating water pumps, circulating water pipes and valves, the make-up water subsystem, the blowdown subsystem, the cooling water chemical conditioning subsystem, mechanical and electrical auxiliaries, and related controls and instrumentation. The cooling water system also includes all related site development and earthwork, piling, foundations, structural and miscellaneous steel, siding, painting, electrical and mechanical components and associated equipment required for the cooling tower and circulating water system and used exclusively in connection therewith.

A-1

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  Exhibit 4-VVV